Exhibit 4.30

Exclusive Call Option Agreement

This Exclusive Call Option Agreement ("Agreement") is made and entered into in [Shenzhen] on December 9, 2022 by and among the following Parties:

1.Xiaoying (Beijing) Information Technology Co., Ltd., a wholly foreign owned enterprise registered in the People's Republic of China ("PRC"), having its registered address at 4/F, South Tower, Daheng Scitech Mansion, No.3 Suzhou Street, Haidian District, Beijing ("WFOE");

2.Shenzhen Lelebu Information Consulting Co., Ltd., a limited liability company incorporated and existing under the PRC laws, having its registered address at 16185, Building 3, Xunmei Technology Plaza, No.8 Keyuan Road, Science Park Community, Yuehai Street, Nanshan District, Shenzhen ("Existing Shareholder"); and

3.Shenzhen Xintang Information Consulting Co., Ltd., a limited liability company incorporated and existing under the PRC laws, having its registered address at A601, Bldg 25th Keyuan West, No.5 Kezhi West Road, Science Park Community, Yuehai Street, Nanshan District, Shenzhen ("Domestic Company").

In this Agreement, the WFOE, Existing Shareholder and the Domestic Company shall be hereinafter referred to individually as a "Party" and collectively as the "Parties".

Whereas:

(1)	The Existing Shareholder owns 100% equity interest in the Domestic Company.
(2)

On December 9, 2022, the WFOE and the Domestic Company entered into an Exclusive Business Cooperation Agreement ("Exclusive Business Cooperation Agreement") and the WFOE and the Existing Shareholder entered into an Equity Pledge Agreement ("Equity Pledge Agreement" and a serial of other agreements on the same day.

NOW, THEREFORE, the Parties, upon friendly negotiation, hereby agree as follows:

Article 1Purchase and Sale of Equity

1.1.

Grant of Option. The Existing Shareholder hereby irrevocably grants to the WFOE an exclusive and irrevocable option whereby the WFOE shall be entitled to purchase or designate any person or persons ("Designee") to purchase from the Existing Shareholder at any time, to the extent permitted by the PRC laws, all or part of the equity held by the Existing Shareholder in the Domestic Company following the exercise steps determined by the WFOE at its own discretion and per the price set forth in Article 1.3 hereof ("Call Option"). No third person other than the WFOE and the Designee may enjoy the Call Option. The Domestic Company hereby agrees that the Existing Shareholder grants such Call Option to the WFOE. For the purpose of this clause and this Agreement, a "person" refers to any individual, corporation, joint venture, partnership, enterprise, trust or unincorporated organization.

1.2.

Exercise Steps. Subject to the PRC laws and regulations, the WFOE may exercise the Call Option by issuing a written notice ("Equity Purchase Notice") to the Existing Shareholder specifying the following matters: (a) the WFOE's decision on exercise of the Call Option; (b) the amount of equity interest ("Target Equity") which the WFOE proposes to purchase from the Existing Shareholder; and (c) the date of purchase/date of transfer of equity.

1.3.

Purchase Price. Unless applicable laws and regulations require an appraisal, the purchase price of the Target Equity ("Purchase Price") shall be the minimum price permitted by the PRC laws and regulations at the time of transfer of equity.

1.4.	Transfer of the Target Equity. At each exercise of Call Option by the WFOE:
(a)

The Existing Shareholder shall cause the Domestic Company to hold the shareholders' meeting in a timely manner. In the meeting, a resolution on the approval of the transfer of equity from the Existing Shareholder to the WFOE and/or the Designee shall be adopted, and the Existing Shareholder shall sign a written confirmation to waive its right of first refusal toward such transfer of equity by other shareholder of the Domestic Company to the WFOE and/or or any person designated by the WFOE;

(b)

The Existing Shareholder and the WFOE (or, where applicable, the Designee) shall enter into an equity transfer agreement in accordance with the provisions of this Agreement and the Equity Purchase Notice;

(c)

The relevant parties shall sign all other requisite contracts, agreements or documents, obtain all requisite government approvals and consents, and take all necessary actions, so as to transfer the valid ownership of the Target Equity to the WFOE and/or the Designee free of any security interest and cause the WFOE and/or the Designee to be the registered owner of the Target Equity. For the purpose of this clause and this Agreement, "security interest" includes guarantees, mortgages, pledges, third-party rights or interests, any share option, right of acquisition, right of first refusal, right of offset, retention of title or other security arrangements. However, for the sake of clarity, it does not include any security interest created from this Agreement or the Equity Pledge Agreement.

Article 2Undertaking on Equity

2.1.	Undertaking by the Domestic Company. The Domestic Company hereby undertakes that:
(a)

Without prior written consent of the WFOE, it will not add, revise or amend the articles of association of the Domestic Company in any form, or increase or decrease its paid-in capital, or change its registered capital structure in any way;

(b)	It will follow good financial and commercial standards and practices, maintain itself in good standing, and prudently and effectively operate its business and handle affairs;
(c)

Without prior written consent of the WFOE, it will not sell, transfer, mortgage or otherwise dispose any legal or beneficial interests in any assets, business or revenue of the Domestic Company, or allow the creation of any other security interests on the foregoing, at any time from the date hereof;

(d)

Without prior written consent of the WFOE, it will not incur, inherit, guarantee or allow the existence of any debt, except for: (i) debts arising from normal or ordinary course of business operations; and (ii) debts that have been disclosed to the WFOE and obtained written consent from the WFOE;

(e)

It will keep all existing business under normal operation to maintain the asset value of the Domestic Company, and will not commit any act or omission which will affect its operating condition or asset value;

(f)

Without prior written consent of the WFOE, it will not enter into any material contract (including but not limited to any contract with a contractual value of over RMB100,000), other than those entered into in the normal course of business;

(g)	Without prior written consent of the WFOE, it will not provide any loan or credit to any person;

(h)	At the request of the WFOE, it will provide the WFOE with all information on the operational and financial condition of the Domestic Company;
(i)

The Domestic Company will purchase and maintain insurance from an insurer acceptable to the WFOE. The amount and type of insurance shall be the same as those of the insurance normally procured by other companies engaging in similar business or having similar property or assets in the same region;

(j)	Without prior written consent of the WFOE, it will not merge or consolidate with any person, or acquire or invest in any person;
(k)	It will inform the WFOE immediately of any pending or threatened lawsuits, arbitration or administrative proceedings relating to assets, business and revenue of the Domestic Company;
(l)

In order to maintain its ownership over all of its assets, the Domestic Company will sign all necessary or appropriate documents, take all necessary or appropriate actions, bring forward all necessary or appropriate claims, or make all necessary and appropriate defenses against all claims;

(m)	Without prior written consent of the WFOE, it will not distribute dividends in any form;
(n)	Unless mandatorily required by the PRC laws, without written consent of the WFOE, the Domestic Company shall not dissolve or liquidate;
(o)	At the request of the WFOE, it will appoint any person designated or recognized by the WFOE as the director of the Domestic Company; and
(p)	Without prior written consent of the WFOE, it will not issue any additional equity or right to acquire or receive equity in the Domestic Company.
2.2.	Undertakings by the Existing Shareholder. The Existing Shareholder undertakes that:
(a)

Without prior written consent of the WFOE, it will not add, revise or amend the articles of association of the Domestic Company in any form, or increase or decrease its paid-in capital, or change its registered capital structure in any way;

(b)

Without prior written consent of the WFOE, it will not sell, transfer, mortgage or otherwise dispose any ownership or beneficial interest in any equity, or allow the creation of any other security interests on the foregoing, at any time from the date hereof, except for pledge created on equity of the Domestic Company under the Equity Pledge Agreement;

(c)

Procure the shareholders’ meeting and/or directors (or executive director) of the company not to approve, without prior written consent of the WFOE, any sale, transfer, pledge or otherwise disposal of the lawful or beneficiary interests in any equity, nor allow any security interests created thereon, except to the WFOE or any person designated by the WFOE;

(d)	Without prior written consent of the WFOE, it will not approve that the Domestic Company merge or consolidate with any person, or acquire or invest in any person;
(e)	It will inform the WFOE immediately of any pending or threatened lawsuits, arbitration or administrative proceedings relating to the equity it owned;
(f)	It will cause the shareholder's meeting of the Domestic Company to vote for and approve the transfer of the Target Equity under this Agreement;
(g)

In order to maintain its ownership over the Target Equity, it will sign all necessary or appropriate documents, proactively take all necessary or appropriate actions, and/or bring forward all necessary or appropriate claims, or make all necessary and appropriate defenses against all claims;

(h)	At the request of the WFOE, it will appoint any person designated or recognized by the WFOE as the director and senior executive of the Domestic Company;
(i)

Without prior written consent of the WFOE, it will not dispose or cause the management of the Domestic Company to dispose any material corporate asset (except in the normal course of business) or create any security interest or other third party right over any material asset;

(j)	Without prior written consent of the WFOE, it will not terminate or cause the management of the Domestic Company to terminate any material agreement signed by the Domestic Company, or sign any other agreement in conflict with the existing material agreements;

(k)

Without prior written consent of the WFOE, it will neither appoint or remove any director, supervisor of the Domestic Company or other executives of other company that shall be appointed or removed by the Existing Shareholders, nor hire any other employee or service provider with a compensation above RMB500,000;

(l)

Without prior written consent of the WFOE, it will not cause the Domestic Company to declare distribution or actually distribute any allocable profit, dividend or bonus, and should they obtain any profit, dividend or bonus or liquidated income from the Domestic Company, they shall subject to the PRC laws timely grant the same to the WFOE or any person designated by the WFOE;

(m)

At the request of the WFOE from time to time, it will transfer its equity to the WFOE or the Designee unconditionally and immediately, and waive the right of first refusal towards such transfer of equity by Existing Shareholder;

(n)

It will strictly comply with the provisions of this Agreement and other contracts which are jointly or individually signed by the WFOE, the Existing Shareholder and the Domestic Company, effectively perform the obligations thereunder, and will not commit any act or omission which will affect the validity and enforceability of such contracts, including without limitation, vote in a shareholder meeting under Article 2; and

(o)	The Existing Shareholder irrevocably undertakes to be jointly and severally liable for the obligations hereunder.

Article 3Representations and Warranties of the Existing Shareholder and the Domestic Company

The Existing Shareholder and the Domestic Company hereby jointly and severally represent and warrant the followings to the WFOE on the date hereof and on each date of transfer of equity:

3.1.

They have the rights and capacity to sign and deliver this Agreement and any equity transfer agreement ("Transfer Agreement") to which they are one party and sign for each transfer according to this Agreement, and perform their obligations under this Agreement and any Transfer Agreement. Once this Agreement and any Transfer Agreement to which they are one party are signed, this Agreement and such Transfer Agreement will become their legal, valid and binding obligations enforceable against them in accordance with its terms;

3.2.

Neither the execution and delivery of this Agreement or any Transfer Agreement nor the performance of their obligations under this Agreement or any Transfer Agreement will: (i) violate any applicable PRC laws; (ii) conflict with their articles of association or other organization documents; (iii) violate or default under any contract or instrument to which they are a party or which binds upon them; (iv) violate any condition to grant and/or maintain the validity of any approval or permit granted to them; or (v) cause any permit or approval granted to them to be suspended, cancelled or imposed with additional conditions;

3.3.	The Existing Shareholder has good and merchantable title to all assets. The Existing Shareholder sets up no security interest over such assets;
3.4.	The Domestic Company has no outstanding debts except (i) those arising from its normal course of business; and (ii) debts that have been disclosed to and approved by the WFOE in writing;
3.5.	The Domestic Company shall comply with all applicable laws and regulations; and
3.6.	There is no existing, pending or threatening litigation, arbitration or administrative proceedings relating to equity, assets or other aspects of the Domestic Company.

Article 4Confidentiality

The Parties acknowledge and confirm that any oral or written information mutually exchanged in connection with this Agreement shall be Confidential Information. The Parties shall keep confidential all such information, and without written consent of other Parties, it shall not disclose any relevant information to any third party except under the following circumstances: (a) where such information is or will be known by the general public (for reasons other than the unauthorized disclosure to the public by any Party receiving such information); (b) where the disclosure of such information is required by applicable laws or regulations; or (c) where any Party needs to disclose such information to its legal or financial advisor for the purpose of the transaction contemplated herein, and such legal or financial advisor also needs to assume confidentiality liability similar to that provided in this Article. The breach of confidentiality by the staff of or agency retained by any Party shall be deemed as breach of confidentiality by such Party, and such Party shall assume the liabilities for breach of contract in accordance with this Agreement. This Article shall survive the termination of this Agreement for whatsoever reason.

Article 5Effectiveness and Term

This Agreement shall take effect from the date when the Parties sign this Agreement, with a term of ten (10) years and may be extended for another ten (10) years at the option by the WFOE. Unless notified by the WFOE to the Existing Shareholder and the Domestic Company in writing that it does not consent to an extension of this Agreement, this Agreement shall be automatically extended for another ten (10) years upon the expiration of term, and so on, without any restriction in extension times. The Existing Shareholder and the Domestic Company shall have no right of objection to the extension of term hereof.

Article 6Termination

6.1.	Termination on Expiry Date. This Agreement shall terminate on the expiry date of the term unless it is extended in accordance with relevant provisions hereof.
6.2.

Early Termination. During the term of this Agreement, the Existing Shareholder or the Domestic Company shall not early terminate this Agreement unless the Existing Shareholder has legally transferred all of its equity in the Domestic Company to the WFOE and/or other entity or individual designated by the WFOE according to this Agreement. Should the WFOE be bankrupt or legally dissolved or terminated prior to the expiry date of this Agreement, this Agreement shall terminate automatically. Notwithstanding the foregoing, the WFOE may at any time issue a written notice to other Parties thirty (30) days in advance to terminate this Agreement.

6.3.	Survival. Upon termination of this Agreement, the rights and obligations of the Parties under Article 4, Article 7 and Article 8 shall survive.

Article 7Default Liabilities and Indemnity

7.1.

Default Liabilities. The Parties agree and confirm that if any Party hereto ("Breaching Party") materially breaches any provision hereof, or materially fails to perform or delays in perform any obligation hereunder, it shall constitute a default hereunder ("Default"), and any of other non-breaching Parties ("Non-breaching Parties") may request the Breaching Party to make correction or take remedy within a reasonable time limit. Should the Breaching Party still fail to make correction or take remedy within such reasonable time limit or ten (10) days after the other Party notifies the Breaching Party in writing and requests for correction, the Non-breaching Parties may request the Breaching Party to pay liquidated damages.

7.2.

Indemnity. The Existing Shareholder and the Domestic Company shall fully indemnify the WFOE against any loss, damage, liability and/or cost resulting from any action, claim or other demand made against the WFOE due to or arising out of the performance of this Agreement, and hold the WFOE harmless from any loss and damage caused to the WFOE by any act of the Shareholders or the Domestic Company or any claim made by any third party due to the act of the Existing Shareholder or the Domestic Company.

Article 8 Applicable Laws and Dispute Resolution

8.1.	Applicable Laws. The formation, validity, interpretation, performance of, and the resolution of dispute arising out of, this Agreement shall be governed by the PRC laws.
8.2.

Dispute Resolution. Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties upon friendly negotiation. If any dispute in connection with or arising out of this Agreement cannot be resolved through friendly negotiation, either Party may submit such dispute to Shanghai International Economic and Trade Arbitration Commission to be administered in Shanghai in accordance with its arbitration rules then in force. For the arbitration hereunder, the arbitration tribunal shall consist of three arbitrators. The applicant and the respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by the said two arbitrators upon negotiation or appointed by Shanghai International Economic and Trade Arbitration Commission. The arbitration award shall be final and legally binding upon the Parties. Except as otherwise provided in the arbitration award, all costs shall be borne by the defeated Party. The Parties unanimously agree that the arbitration shall not be conducted publicly.

Article 9Change in Law

Upon effectiveness of this Agreement, if any central or local legislative or administrative authority in the PRC amends any central or local PRC law, regulation, ordinance or other normative document, including amending, supplementing, repealing, interpreting or publishing implementing methods or rules for any existing law, regulation, ordinance or other normative document (collectively referred to as the "Amendment"), or issuing any new law, regulation, ordinance or other normative document (collectively referred to as "New Regulation"), the following provisions shall apply:

9.1.

If the Amendment or New Regulation is more favorable to any Party than any applicable law, regulation, ordinance or other normative document then in force on the effective date of this Agreement (and the other Party will not thus be imposed any material adverse effect), then the Parties shall timely apply to relevant authority (if necessary) for obtaining the benefits of such

Amendment or New Regulation. The Parties shall make every effort to procure the approval of such application.

9.2.

If, due to the Amendment or New Regulation, there is any direct or indirect material adverse effect on the economic interests of the WFOE hereunder, and the Parties cannot solve such adverse effect imposed on the economic interests of the WFOE in accordance with the provisions of this Agreement, then after the WFOE notifies the other Parties, the Parties shall timely negotiate to make all requisite amendment to this Agreement to maximally protect the economic interests of the WFOE hereunder.

Article 10Force Majeure

10.1.

A "Force Majeure Event" refers to any event that is beyond the reasonable control of a Party and cannot be prevented with reasonable care of the affected Party, including but not limited to natural disasters, war and riot, provided that, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a Party. In the event that the occurrence of a Force Majeure Event delays or prevents the performance of this Agreement, the affected Party shall not be liable for any obligations hereunder only for such delayed or prevented performance. The affected Party who seeks to be exempt from the performance obligation under this Agreement or any provision hereof shall inform the other Party, without delay, of the exemption of obligation and the approaches that shall be taken to complete performance.

10.2.

The Party affected by Force Majeure Event shall not assume any liability hereunder, provided that only when the affected Party has made all reasonable efforts to perform this Agreement, the Party who seeks exemption of obligation may be exempted from performing such obligation and only to the extent of the delayed or impeded performance. Once the cause for such exemption of liability is corrected and remedied, each Party agrees to use its best efforts to resume the performance of this Agreement.

Article 11Miscellaneous

11.1.

Notice. All notices required to be given pursuant to this Agreement shall be delivered personally or sent by facsimile transmission or registered mail. A notice shall be deemed effectively given on the date of the signature on the receipt of the registered mail if sent by registered mail, or on the date of delivery if given by personal delivery or facsimile transmission. The original copy of the notice sent by facsimile transmission shall be sent by registered mail or delivered personally immediately after being sent by facsimile transmission.

11.2.

Further Assurance. The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purpose of this Agreement.

11.3.

Entire Agreement. Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.4.	Headings. The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.
11.5.	Taxes and Expenses. Each Party shall bear any and all taxes and expenses occurring to or levied on it with respect to the execution and performance of this Agreement.
11.6.	Transfer of Agreement. Without prior written consent of the WFOE, the Existing Shareholder or the Domestic Company may not assign its rights and obligations hereunder to any third party.
11.7.	Succession. This Agreement shall be inure to the benefits of and binding upon the respective successors and permitted assigns of each Party.
11.8.

Severability. If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply, and will not affect the legal validity of other provisions of this Agreement.

11.9.

Waiver. Any Party may waive the terms and conditions of this Agreement, provided that such waiver shall only become effective if made in writing and agreed and signed by the Parties. No waiver by a Party of the breach by the other Parties in a specific case shall operate as a waiver by such Party of any similar breach by the other Parties in other cases.

11.10.

Amendment and Supplement of Agreement. The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

11.11.	Counterpart. This Agreement shall be written in Chinese and made in triplicate, with each Party hereto holding one copy.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

WFOE: Xiaoying (Beijing) Information Technology Co., Ltd. (Seal)

Signature: _______________

Signature Page of Exclusive Call Option Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Existing Shareholder: Shenzhen Lelebu Information Consulting Co., Ltd. (Seal)

Signature: _______________

Signature Page of Exclusive Call Option Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Domestic Company: Shenzhen Xintang Information Consulting Co., Ltd. (Seal)

Signature: _______________

Signature Page of Exclusive Call Option Agreement